Exhibit 99.1

For Immediate Release

[GREENWICH, Conn.]– August 21, 2007 – HALO Technology Holdings (the “Company” or “HALO”) today announced that it filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code.  Halo’s subsidiaries have also filed petitions for reorganization.

Halo intends to maintain all normal business operations throughout the bankruptcy proceedings.  Subject to court approval, Halo will use the cash flow from its consolidated operations to meet the Company’s and the subsidiaries’ working capital needs throughout the reorganization process.  Specifically, Halo’s subsidiaries expect to continue licensing, supporting, and maintaining their award-winning software products and honoring all commitments and warranties to their customers.  Halo and its subsidiaries will pay all vendors for goods and services received during the reorganization process.  Halo and its subsidiaries will be providing their employees with uninterrupted wages, healthcare coverage, vacation and sick leave.

The Company’s decision to file for bankruptcy protection was a result of several factors, most notably the burden of its senior credit facility, the adverse impact of the recent sale of a subsidiary business, and the costs associated with operating as a publicly traded company, along with the impact of these factors on the Company’s ongoing capital requirements.

Halo has filed a series of first day motions in the Bankruptcy Court in Bridgeport, Connecticut where it is represented by Zeisler & Zeisler, P.C. to ensure that the Company will not have any interruption in maintaining and honoring all of its commitments to its customers.  The motions also address the Company’s continued ability to pay its vendors, the retention of various professional advisors and other matters.

Halo’s employees will be paid in the usual manner and their health and welfare benefits are expected to continue without disruption.  The Company’s 401(k) plan is maintained independently of the Company, and is protected under federal law.

About HALO Technology Holdings
HALO Technology Holdings, Inc. is a global provider of a diversified range of standards-based enterprise software applications and on-demand solutions. HALO's strategy is to acquire and operate enterprise software companies with a commitment to sustainable growth. HALO portfolio companies focus on customer service, product quality and profitability to build long term customer relationships and ensure customer satisfaction today and into the future. Everyday, thousands of corporations and institutions from across the globe rely on our portfolio companies to deliver high quality, enterprise class software and services. For more information, please see our website at www.haloholdings.com.

FOR FURTHER INFORPLATION PLEASE CONTACT;
Halo Technology Holdings, Inc.
(203)422-2950